Exhibit 9.02

                         NON-EXCLUSIVE LICENSE AGREEMENT

         This Agreement, effective as of July 17, 2006 (the "Effective Date"), is between the University of Massachusetts ("University"), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Worcester campus, and Advanced Influenza Technologies, Inc. ("Company"), a subsidiary of UTEK Corporation having corporate headquarters at 2109 E. Palm Avenue, Tampa, FL 33605.

                                 R E C I T A L S
                                 ---------------

         WHEREAS, University is co-owner by assignment with St. Jude's Children's Research Hospital ("SJCRH"), of the invention claimed in the United States Patents and Patent Applications listed in Exhibit A relating to the University's invention disclosure number UMMC91-03, entitled "Immunization by Inoculation of DNA Transcription Unit";

         WHEREAS, pursuant to an inter-institutional agreement, effective November 2, 1994, SJCRH has authorized the University to negotiate and enter into license agreements with third parties for University's and SJCRH's ownership interest in the invention;

         WHEREAS, Company wishes to obtain a non-exclusive license in the field of DNA-based vaccines for the prophylaxis and treatment of influenza, under the rights of University and SJCRH in any patent rights claiming those inventions; and

         WHEREAS, University is willing to grant Company a non-exclusive license on the terms set forth in this Agreement;

         NOW, THEREFORE, University and Company agree as follows:

1. Definitions.
   -----------

         1.1. "Affiliate" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

         1.2. "Confidential Information" means any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement that is specifically designated as confidential.

         1.3. "Field" means the use of DNA-based vaccines for the prophylaxis and treatment of influenza in humans.


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         1.4. "Licensed Product" means any product that cannot be developed, manufactured, used, or sold without infringing one or more claims under the Patent Rights.

         1.5. "Net Sales" means the gross amount billed or invoiced on sales by Company and its Affiliates of Licensed Products, less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

         In any transfers of Licensed Products between Company and any Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that Company or Affiliate receive non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration. If Company or its Affiliates use or dispose of a Licensed Product in the provision of a commercial service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

         1.6. "Patent Rights" means the Patents and patent applications listed on Exhibit A, and any divisional, continuation, or continuation-in-part (to the extent the claims are directed to subject matter specifically described therein), as well as any patents issued on these patent applications and any reissues, extensions or supplementary protection certificates thereof.

         1.7. "Royalty Period" means the partial calendar quarter commencing on the date on which the first Licensed Product is sold and every complete or partial calendar quarter thereafter during which either (i) this Agreement remains in effect or (ii) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 7.5.

2. Grant of Rights. Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-bearing license (without the right to sublicense) under its commercial rights in the Patent Rights to develop, make, have made, use, sell and otherwise commercialize Licensed Products in the Field. This license grant to Company by University hereto shall also include the right to permit a third party or Affiliate manufacturer to practice or use the Patent Rights to manufacture the Licensed Products.

3. Company Obligations Relating to Commercialization.
   -------------------------------------------------

         3.1. Diligence Requirements. Company shall use diligent commercially reasonable efforts, or shall cause its Affiliates to use diligent commercially reasonable efforts, to develop Licensed Products and to introduce Licensed Products into the commercial market. Thereafter, Company and its Affiliates shall make Licensed Products reasonably available to the public. Specifically, Company shall fulfill the following obligation:

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                  (a) Within sixty (60) days after each anniversary of delivery of the optimized flu DNA vaccine plasmids ready for GMP manufacturing, Company shall furnish University with a written report on the progress of its commercially reasonable efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, commercially reasonable efforts to obtain regulatory approval, marketing efforts, and sales figures.

         3.2. Indemnification.
              ---------------

                  (a) Indemnity. Company and its Affiliates shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

                  (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company, its Affiliates agree to keep University informed of the progress in the defense and disposition of such claim and to consult with University with regard to any proposed settlement.

                  (c) Insurance Company and its Affiliates shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than two million dollars ($2,000,000) for injuries to any one person arising out of a single occurrence pursuant to any right or license granted herein and four million dollars ($4,000,000) for injuries to all persons arising out of a single occurrence pursuant to any right or license granted herein. Company and its Affiliates shall provide University, upon request, with written evidence of such insurance or self-insurance. Company and its Affiliates shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or continues to make, use, or sell a product that was envisioned by the license under this Agreement.

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         3.3. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

         3.4. Compliance with Law. Company shall comply with, and shall ensure that its Affiliates comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

                  (a) Company and its Affiliates shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or an Affiliate intends to make, use, or sell Licensed Products

                  (b) Company and its Affiliates shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself and its Affiliates, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2) for the consequences of any such violation.

4. Consideration for Grant of Rights.
   ---------------------------------

[        *        ]



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5. Royalty Reports; Payments; Records.
   ----------------------------------

         5.1. First Sale. Company shall report to University the date of first commercial sale of each Licensed Product by Company and its Affiliates within thirty (30) days of occurrence in each country.

         5.2. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

                  (a) the number of Licensed Products sold to independent third parties in each country;

                  (b) the gross sales price for each Licensed Product in each country;

                  (c) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions; and

                  (d) total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion.

If no royalties are due to University for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period. University shall instruct Company as to the method of payment. The contents of all such reports shall be the confidential and proprietary information of Company. To the extent permitted by applicable law, University shall use reasonable efforts to maintain the confidentiality of such reports.

         5.3. Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

         5.4. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company and its Affiliates shall give University prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.2. Company and its Affiliates shall pay any amounts due University through whatever lawful methods University reasonably designates; provided, however, that if University fails to designate such payment method within thirty (30) days after University is notified of the restriction, Company may deposit such payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and such deposit shall fulfill all obligations of Company to University with respect to such payment.

         5.5. Records. Company shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of Licensed Products that are made, used, sold, or performed under this Agreement and any amounts payable to University in relation to such Licensed Products, which records shall contain sufficient information to permit University to confirm the accuracy of any

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reports delivered to University under Section 5.2. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time University shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of such audit. University may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

         5.6. Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

         5.7. Method of Payment. All payments under this Agreement should be made in the name of the "University of Massachusetts" and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

         5.8. Withholding and Similar Taxes. Royalty payments and other payments due to University under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to University.

6. Patents and Infringement.
   -------------------------

         6.1. Responsibility for Patent Rights. University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights as they relate to influenza specific claims, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights as they relate to influenza reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of relevant documents reasonably in advance of consultation.

         6.2. Cooperation. Company shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring employees of Company to execute papers and instruments as reasonable and appropriate to enable University to file, prosecute, and maintain Patent Rights in any country; and (b) promptly informing the University of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights.

         6.3. Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

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         6.4. Payment of Expenses.
              -------------------

                  (a) Within thirty (30) days after University invoices Company, Company shall reimburse University for all patent-related expenses incurred by University pursuant to Section 6.1, as they relate to the prosecution of influenza-related patent claims.

7. Confidential Information; Publications; Publicity.
   -------------------------------------------------

         7.1. Confidential Information.
              ------------------------

(a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as, "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure. The notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.




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                  (b) Obligations. For a period of five (5) years after
disclosure of any portion of Confidential Information, the Receiving Party shall
(i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

                  (c) Exceptions. The obligations of the Receiving Party under Subsection 7.1.(b) above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

                  (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

         7.2. Publications. University and its employees are free to disclose publicly (through journals, lectures, or otherwise) the results of any research relating to the Field or the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

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         7.3. Publicity Restrictions. Company and its Affiliates may not use the
name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any public announcement or disclosure without the prior written consent of University, with such consent not to be unreasonably withheld. The foregoing notwithstanding, Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least ten (10) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text.

8. Term and Termination.
   --------------------

         8.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of all issued patents within the Patent Rights unless earlier terminated in accordance with the provisions of this Agreement.

         8.2. Voluntary Termination by Company. Company shall have the right to terminate this Agreement, for any reason, upon ninety (90) days prior written notice to University.

         8.3. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company shall have only one opportunity to cure a material breach for which it receives notice as described above; any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.

         8.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, acts of terrorism, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

         8.5. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.2, 4.1, 5.2 (obligation to provide final report and payment), 5.3, 5.4, 5.5, 5.6, 6.4, 8.4, 8.5, 9.1, 9.6, and 9.7. Upon the early termination of this Agreement, Company and its Affiliates may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Company is current in payment of all amounts due University under this Agreement, (ii) Company pays University the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (iii) Company and its Affiliates shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

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9. Dispute Resolution.
   ------------------

         9.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

         9.2. Dispute Resolution Procedures.
              -----------------------------

                  (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                  (b) Mediation. If the matter remains unresolved within sixty
(60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                  (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

         9.3. Preservation of Rights Pending Resolution.
              -----------------------------------------

                  (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

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                  (b) Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                  (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 8.2(a) and 8.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.
    -------------

         10.1. Representations and Warranties. University represents and warrants that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (i) that the exploitation of any Licensed Product will not infringe any patents or other intellectual property rights of a third party, (ii) regarding the validity or scope of the Patent Rights, and (iii) that any third party is not currently infringing or will not infringe the Patent Rights

         10.2. Publications. University and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

         10.3. Publicity Restrictions. Company (as well as its Affiliates) shall not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any public announcement or disclosure without the prior written consent of University, with such consent not to be unreasonably withheld. The foregoing notwithstanding, Company shall have the right to disclose such information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall have given University at least ten (10) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on such text.

         10.4. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. University hereby agrees that it would be unreasonable to withhold consent to the assignment of this Agreement to any third party that acquires all of the voting securities of Company.


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         10.5. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

         10.7. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

         If to University:

         Office of Technology Management
         University of Massachusetts Medical School
         333 South Street, Suite 400
         Shrewsbury, MA 01545
         Attention:        James P. McNamara, Ph.D.
                           Executive Director

         Tel: (508) 856-1626
         Fax: (508) 856-1482


         If to Company:

         Advanced Influenza Technologies, Inc.
         2109 E. Palm Avenue
         Tampa, FL 33605
         Attention:        Joel Edelson, President

         Tel: 813-754-4330
         Fax: 813-754-2383

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

         10.8. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a

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modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 8. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

         10.9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


UNIVERSITY OF MASSACHUSETTS                ADVANCED INFLUENZA TECHNOLOGIES, INC.


By: _________________________________      By: _________________________________

James P. McNamara, Ph.D.                   Joel Edelson
Executive Director, OTM                    President
Date:                                      Date:







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                                    EXHIBIT A
                              List of Patent Rights
                              ---------------------

   ------------------ --------------- -------------- ------------- -----------
     Serial Number      Filing Date     Issue Date     Patent #      Country
   ------------------ --------------- -------------- ------------- -----------
     08/009,833         1/27/1993       7/1/1997       5,643,578     USA
   ------------------ --------------- -------------- ------------- -----------
     08/187,879         1/27/1994       1/11/2005      6,841,381     USA
   ------------------ --------------- -------------- ------------- -----------
     10/763,049         1/22/2004       NA             pending       USA
   ------------------ --------------- -------------- ------------- -----------
     PCT/US93/02394     3/17/1993       NA             NA            PCT
   ------------------ --------------- -------------- ------------- -----------
     PCT/US95/00997     1/25/1995       NA             NA            PCT
   ------------------ --------------- -------------- ------------- -----------
     93907536           3/17/1993       NA             NA            EP
   ------------------ --------------- -------------- ------------- -----------
     01202355.2         6/18/2001       NA             NA            EP
   ------------------ --------------- -------------- ------------- -----------
     2,132,836          9/23/1994       NA             NA            CA
   ------------------ --------------- -------------- ------------- -----------
     2,181,832          1/25/1995       NA             NA            CA
   ------------------ --------------- -------------- ------------- -----------
     07-520142          1/25/1995       NA             NA            JP
   ------------------ --------------- -------------- ------------- -----------
     2003-28160         7/29/2003       NA             NA            JP
   ------------------ --------------- -------------- ------------- -----------
     JP7507203
   ------------------ --------------- -------------- ------------- -----------
     JP9508622T
   ------------------ --------------- -------------- ------------- -----------
     JP2004099603
   ------------------ --------------- -------------- ------------- -----------
     AU3150295
   ------------------ --------------- -------------- ------------- -----------




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